Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 33-64139, 333-186919, 333-218691 and 333-224508) pertaining to First Mid-Illinois Bancshares, Inc. of our report dated June 29, 2018, relating to our audits of the statements of net assets available for benefits of the First Mid-Illinois Bancshares, Inc. 401(k) Profit Sharing Plan as of December 31, 2017 and 2016, and the related statements of changes in net assets available for benefits for the years ended December 31, 2017 and 2016, which report appears in this Annual Report on Form 11-K of the First Mid-Illinois Bancshares, Inc. 401(k) Profit Sharing Plan for the year ended December 31, 2017.

Decatur, Illinois
June 29, 2018